SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 8, 2008
Date of report (Date of earliest event reported)

Petroleum Development Corporation
Exact Name of Registrant as Specified in Charter

Nevada	0-7246	95-2636730
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number

120 Genesis Boulevard, Bridgeport, WV  26330
Address of Principal Executive Offices

304-842-3597
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

No Change
Former Name or Former Address, if Changed Since Last Report

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following the selection on December 20, 2007 by the Board of Directors of Chief Financial Officer Richard W. McCullough to be the successor to current Chief Executive Officer Steven R. Williams, the Company further evaluated the Company's leadership team, including the position and authority of President Thomas E. Riley.  Following this evaluation, the Company recognized that Mr. Riley would be placed in a diminished role.  After some deliberation, Mr. Riley has decided to resign from the Company.  The Company has acknowledged that Mr. Riley's resignation constitutes "good reason" under the terms of his current employment agreement.  The date of Mr. Riley's departure from the Company has been set for March 9, 2008.

The separation agreement between Mr. Riley and the Company ("Agreement") provides that Mr. Riley will resign his employment with the Company and his position of Company President and Director.  The effective date of these resignations is March 9, 2008 ("Termination Date").  Within 30 calendar days following the Termination Date, the Company is required to pay Mr. Riley a lump sum in cash of $1,877,343, in accordance with the provisions of his employment agreement and the Agreement.  Additionally, the Agreement provides that stock options to purchase a total of 4,678 shares of Company common stock and 16,123 shares of restricted stock will become fully vested on the Termination Date.  Under the Agreement, the Company will deliver to Mr. Riley as soon as practicable following the Termination Date a total of 3,078 shares of the Company's common stock that were awarded to him as performance shares under the Company's 2007 Long-Term Incentive Program.  The Company will pay to Mr. Riley his retirement benefits that he earned while an employee of the Company in accordance with the terms of his employment agreement.  The Company agreed to purchase from Mr. Riley on the Termination Date a total of 50,000 shares of Company common stock held by Mr. Riley at $67.92 per share, the closing price of the Company's common stock on February 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petroleum Development Corporation

Date  February 12, 2008

By    /s/ Steven R. Williams
         Steven R. Williams
         Chief Executive Officer